Exhibit 99.1

Medizone International, Inc.
Chairman’s Shareholder Update

May 2013

Given the recent upswing in our share price, many of you have might be asking ‘what triggered this high-volume buying activity in MZEI?’  Thus, it seems an appropriate time to share an overview of management’s assessment of where we are and where we are headed.

Wood Wyant Agreement

On April 11th we announced that Wood Wyant Canada (Wood Wyant), a subsidiary of Sani Marc Group, had made an initial purchase of five AsepticSure® hospital disinfection systems.  The announcement of this transaction also disclosed that Wood Wyant, a highly respected distributor of hospital products, had been engaged by us as a National Distributor of AsepticSure systems to the Canadian hospital market.

Given Wood Wyant’s stellar reputation, their commitment to high quality service and support, their 16 service centers throughout Canada, and their staff of more than 150 dedicated employees working in the hospital sector alone, we believe that it is not unrealistic for us to anticipate significant success from this partnership.

The Sani Marc Group first approached us about Canadian AsepticSure distribution in October of last year, so we’ve taken some time to get to know each other and evaluate ‘the fit.’

We are supporting the Sani Marc Group in the mutual development of a national marketing plan for Canada.  Simultaneous to this, we are starting a training program for their key sales, service and support personnel.

We are cautiously confident that the Sani Marc Group / Wood Wyant relationship with Medizone will provide a working model for expanded distribution in other regions of the world.  Medizone will supply the product.  Wood Wyant will supply the marketing and sales team, as well as provide technical and service support in the field.

While it will understandably take time to get this project fully up to speed, we do believe that we will begin to see significant results from Wood Wyant’s efforts in our operating results during the second half of this year.

Production Stats

Medizone has now produced nine production AsepticSure systems.  One is retained by Dr. Shannon for use in our laboratories at Queens University, while the other eight have been delivered to customers.  We hold deposits for two additional systems and have just started another multiple system-build with Transformix Engineering (Transformix), our manufacturing partner.

Share Price Rise

On April 22nd, celebrated New York financial reporter, Jen Wieczner, published an article on Wall Street Journal MarketWatch entitled ‘Bedbugs Invade Hospitals.’  It was a superbly written article and featured a lengthy quotation from Dr. Dick Zoutman, Medizone’s Chief Medical Officer (and Professor of Microbiology and Infectious Disease at Queens University, Canada) in relation to the effectiveness of AsepticSure with HAIs and its potential as an effective eradicator of bed bugs.

On April 23rd, MarketWatch’s Jim Jelter posted a video discussion of Ms. Wieczner’s article.  Three days later it was picked up by Yahoo Finance and became their lead story for the day.  It is worth pointing out that the same article also made the Drudge Report for two days – an absolute first! And to top it off, a steadily increasing number of financial websites have also begun to pick up this evolving Medizone  / AsepticSure story.

It would be fair to say that we anticipate that the mounting interest from mainstream and the digital media is a very positive signal with respect to what the future may hold for continuing AsepticSure media coverage moving forward.  After all, HAIs are certainly not going away by themselves any more than bed bugs are!

Bed Bugs

Allow me to clarify our current understanding of the effectiveness of AsepticSure with Bed Bugs.  Purdue University has again begun working with a laboratory research system provided by Medizone.   The current research, which Purdue has indicated should be completed sometime this summer, is expected to finalize the statistical information necessary to fully understand how best to deal with these nasty critters utilizing our science.

On a longer-term parallel track, we are researching possibilities for the development of a Generation II version of the AsepticSure system.  If successful, we expect that it would allow for shortened room turn-around times for combating HAIs, while also providing an effective and practical solution for bed bugs and other pest infestations using the same system.

Without giving away too much, let’s just say that the capability of the current system is more challenged in trying to deal with bed bugs than with HAIs!  We’re looking at future possibilities for increasing current system capabilities without going to our full-on government variant of AsepticSure (a model designed for building remediation following biological attack).

We know that the prototype government variant we have today is clearly capable of eradicating bed bugs and their larva in a single treatment.  However, by design, the use of that system builds an increase in atmospheric pressure inside the room being treated.  This increase in atmospheric pressure is highly desirable for building remediation.  However, in a populated space like a hotel or hospital environment, it makes individual room sealing far more challenging.  Our current production AsepticSure system is pressure neutral, and therefore far safer and easier to use in populated buildings.

Ideally, a Generation II system intended for both HAI and bed bug use would be a pressure neutral device.

FDA / EPA

The United States Food and Drug Administration (FDA) has ruled AsepticSure to be considered a Class 1 medical device.  That ruling was in keeping with the expectations of our Regulatory Team.  We are pleased with this FDA determination.  The path forward is clear.

The final hurdle (as we see it) to acceptance of AsepticSure as a disinfection system, and thus clearance to introduce AsepticSure into the US Market, is approval by the Environmental Protection Agency (EPA).  At the request of the EPA, a meeting has been scheduled for late May in Washington.  The three senior leaders of our Regulatory Team including Drs. Shannon and Zoutman will attend.  While we cannot predict with certainty, our expectation is that regulatory approval by the EPA will be forthcoming in the weeks following that meeting.

US Patent Status

A meeting in Washington between our Patent Team and the Examiner from the US Patent Office (to review our Health Care application) is also being planned.  A date for that meeting remains to be established.

Revenue Flows and Fund Raising

We believe, based on our analysis of our cash-burn rates, that at current annualized spending levels the sale of 40 AsepticSure systems will bring Medizone to a break-even cash flow position.

Our preliminary sales data is encouraging.  The Company generated no sales of product during the first quarter of 2013.  However, through May 1, 2013, the Company has generated sales of 5 AsepticSure systems resulting in revenues totaling $375,000.  And we’re only one month into our second quarter of operations.  Through May 1, 2013, the Company has either sold or has customer deposits for sales of 7 systems which equates to 17.5% of management’s projected sales of 40 systems for fiscal year 2013..  We have high expectations for Q3 and Q4 deliveries as Wood Wyant sales and Transformix manufacturing efforts both ramp up… and on top of this there is the expectation of approval for US market entry.

Currently, content procurement for our systems can take up to 7 weeks.   We anticipate that additional Q2 sales orders (including those for which customer deposits have been made) will not be delivered before early Q3.  Should we succeed in obtaining sufficient additional funding, we could reduce the current content lead-time by stocking larger parts orders.  Our eventual goal is product delivery within a few weeks of receiving an order, assuming a completed system was not already in stock available for delivery.

Based on projected cash requirements to reach break-even (from a profitability perspective), we believe that we will still require additional financing.  To meet this need, we expect to raise funds through private sales of restricted stock to accredited investors.

Recently, we have also begun exploring the potential of a more traditional investment banking opportunity that has been presented to Medizone.  Our expectations are that if we were successful in raising $2 million or more in a single investment transaction on acceptable terms, that amount would fully satisfy the cash requirement needs that we project to reach profitability through product sales.  Such funding would, we estimate, empower us to drive business expansion more rapidly and to fuel future sales volume.  Should we be successful in raising $5 million, we would have the cash reserves necessary for corporate expansion and accelerated growth and would also allow Medizone to pay down most, if not all of our outstanding debt.

As processes for production deliveries of the hospital systems become more mature, our science and business teams will enjoy more freedom to pursue additional technology development and additional market penetrations.  The key here is obtaining adequate funding to ‘help us turn that corner’ and turn our walk toward profitability into a trot.

Future Markets

Assuming EPA approval is obtained, clearly the US market is our next target for expansion.  We currently expect to be able enter this US market during Q3 of this year.

The US market is estimated to be ten times the size of the Canadian market.  Given our initial sales success in Canada – and our new distribution agreement with Wood Wyant, it appears highly likely that we will be financially successful in Canada.  Should Medizone be able to attract similarly successful, reputable distributors for the US market, we anticipate that a level of significant profitability should be achieved over the next 12 months.

EU

Our regulatory team has begun taking a closer look at the EU market and how we might approach that market. Let me clearly state… currently, we do not anticipate EU penetration before mid to late 2014 at the very earliest. North America remains our primary focus for now.

What has recently perked our renewed interest in the EU market is a Proposed New French Standard for Room Disinfection Systems, STANDARD NF T 72-281. This standard could provide a gateway for AsepticSure into the EU… and as our regulatory team explained, ‘it looks like it was written with AsepticSure in mind.’

AsepticSure’s demonstrated efficacy greatly exceeds the standards of NF T 72-281 while already meeting all of the other stated requirements.

Asia

Currently our efforts in Asia are only exploratory in nature and in the very early days.

As I write this, an AsepticSure system has been delivered to Chennai, India. Ross Brownson of New Zealand, the purchaser of our third delivered AsepticSure system, has made business contacts within the private hospital sector in Chennai. The targeted market is well-funded private hospitals that serve the more developed parts of India and are promoting medical tourism.

Mr. Brownson has in-hospital demonstrations scheduled in May. There remain more questions than answers regarding this potential market, and we do not intend to initiate sales activity in any region in which product support is not established beforehand. There are also questions regarding importation of the devices into India, given India’s current legal climate which favors a “made-in-India” approach to manufacturing and importing.

In any case, Mr. Brownson is working with a US-based support company that specializes in importing medical devices to India. In sharing this information we recognize that it is too early to predict an outcome, one way or the other. As I said, this venture is exploratory in nature… and it is in the early days.

While our India patent application for AsepticSure is still pending, we are confident that it will work its way through the system and be granted.

In January of this year, AsepticSure received a granted patent in Singapore. That country also has a growing, well-funded, medical tourism market.

For new investors and long time investors as well… if you have not already done so, let me recommend you go to the right hand side of the Home Page of our website and click on the video link of Dr. Zoutman’s presentation at the CHICA conference in 2012.

I consider this as a ‘must see’ video. Dr. Zoutman reviews all of the emerging disinfection technologies coming to market. His presentation is a fair and balanced appraisal. If you watch this video and study it carefully, it will become abundantly clear why AsepticSure is destined to become the leading technology globally for room disinfection. It truly stands in a class of its own.

If you would like to receive E-mail announcements of Medizone news when it breaks, there is a link located on the right hand side of the Medizone web site home page: GET THE INSIDE INFO Subscribe To Medizone NEWS ALERTS.

Have a great Medizone day.

Best regards,
Ed
Edwin G. Marshall
Chairman of the Board
Chief Executive Officer

Medizone International, Inc. is engaged in early production and sales of its modular design AsepticSure® Decontamination Systems. Decontamination to the sterilization standard of >6 log (99.9999%) is obtainable within hospitals, airlines, cruise ships, long term care facilities, food processing plants, clean room manufacturing facilities, schools and other critical infrastructure.

This Press Release may contain certain forward looking statements that could involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies and market studies, global economic conditions, product and technology development, production efficiencies, product demand, competitive products, the success of our new distribution efforts, the potential for additional financing, competitive environment, successful testing and the outcome of pending approvals from government regulators. Additional risks are identified in the company's filings made with the Securities and Exchange Commission.